Exhibit 99.1

FOR IMMEDIATE RELEASE	News Announcement

COBALIS CHAIRMAN AGREES TO CONVERT RELATED-PARTY DEBT
INTO EQUITY AT 30% PREMIUM TO CURRENT SHARE PRICE

- Conversion Will Substantially Strengthen Cobalis’ Balance Sheet -

IRVINE, Calif., July 18, 2006 -- Cobalis Corp. (OTC BB: CLSC), a pharmaceutical development company focused on the treatment of allergy and other atopic conditions, today announced that entities controlled by Radul “Rudy” Radovich, the Company’s Chairman of the Board, have agreed to convert an aggregate $5.2 million of debt into 4,000,000 shares of common stock. The conversion price of $1.30 per share represents a 24% premium to yesterday’s closing price of Cobalis’ common stock.

Since the Company’s founding, the Radovich family has played an instrumental role in supporting Cobalis’ working capital needs through family-owned investment vehicles including R&R Holdings Inc., and St. Petka Trust. The debt to equity conversion covers debt and accrued interest through the period ending June 30, 2006. Following completion of the conversion, Cobalis’ working capital position and balance sheet will be significantly enhanced.

Dr. Gerald Yakatan, Cobalis Corp. CEO, stated, "The conversion of outstanding debt into equity by entities controlled by Rudy Radovich is an important financial milestone for the Company as we proceed with our clinical program for PreHistin™. We believe this conversion, and the premium pricing Rudy has accepted, demonstrate the Radovichs’ continuing support for and faith in Cobalis.”

The conversion will be effected upon shareholder approval of an increase in the Company’s authorized shares that the Company intends to seek as soon as a shareholders meeting can be scheduled. The members of Cobalis’ Board of Directors approved the conversion.

About Cobalis Corp.
Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate, PreHistin, is an allergy prevention medication in Phase III development. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

Safe Harbor
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's conversion of related-party debt, clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our annual report on Form 10-KSB filed with the SEC on July 14, 2006.

Contact:
David Collins or Steven Hecht
Jaffoni & Collins Incorporated
(212) 835-8500
CLSC@jcir.com